Exhibit 99.1        Press Release dated April 30, 2018

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2018 FIRST QUARTER FINANCIAL RESULTS

Pleasanton, CA – April 30, 2018 -

● 2018 first quarter net sales of $244.8 million increased 11% year–over–year
● Repurchased $25.0 million of the Company's common stock
● Declared a $0.22 cash dividend (5% increase from the 2018 first quarter dividend)
● Reiterating financial targets and assumptions under the Company's "2020 Plan"

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the first quarter of 2018. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

2018 First Quarter Financial Highlights

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended March 31, 2018 with the quarter ended March 31, 2017. In the third quarter of 2017, the Company reclassified year to date expenses associated with a recent acquisition from engineering and research and development to general and administrative and sales and marketing. The 2017 first quarter financial results have been revised for these changes with $1.3 million of costs reclassified from research and development and engineering expense to general and administrative expense ($1.1 million) and selling expense ($0.2 million).

•	Consolidated net sales of $244.8 million increased 11% compared to $219.9 million.

◦
North America net sales of $206.2 million increased 12% compared to $183.8 million, primarily due to increases in sales volume. Canada's net sales were positively affected by foreign currency translation.

◦
Europe net sales of $36.3 million increased 6% compared to $34.4 million, primarily due to approximately $4.2 million of positive foreign currency translations resulting from Europe currencies strengthening against the United States dollar, as well as increases in average net sales unit prices. Net sales were partly offset by reduced sales volume due to the 2017 sale of Gbo Fastening Systems' Poland and Romania subsidiaries (acquired January 2017), which contributed $3.0 million in net sales for the first quarter of 2017.

•	Consolidated gross profit of $108.5 million increased 8% compared to $100.2 million. Gross profit margin decreased to 44.3% from 45.6% mostly due to increased material costs.

◦	North America gross profit margin decreased to 47% from 48%.

◦	Europe gross profit margin of 32% was in line with the first quarter of 2017.

•
Consolidated income from operations of $32.8 million increased from $22.6 million, in spite of increased SAP related expenses of $3.0 million in the first quarter of 2018 compared to the first quarter of 2017, partly offset by $1.0 million gain due to the resolution of an eminent domain claim. Consolidated operating profit margin increased to 13% from 10%.

◦	North America income from operations of $36.0 million increased 34% compared to $26.8 million.

◦
Europe loss from operations of $1.6 million decreased from $1.8 million. Included in Europe’s loss from operations were ERP–related costs of approximately $0.7 million compared to $0.1 million in the first quarter of 2017.

•
Consolidated net income was $25.4 million, or $0.54 per diluted share of the Company's common stock, compared to net income of $23.1 million, or $0.48 per diluted share of the Company's common stock. The $23.1 million consolidated net income for the first quarter of 2017 included an $8.4 million gain on a bargain purchase of a business, which increased diluted earnings per share for that quarter by $0.18.

•	Cash flow provided by operating activities increased approximately $23.8 million to $16.3 million compared to cash flow used in operating activities of $7.5 million.

•
Cash flow used in investing activities decreased approximately $32.3 million to $9.7 million from $42.0 million. Capital expenditures were $10.9 compared to $15.8 million. Asset acquisitions, net of cash received, were zero compared to $26.3 million.

Management Commentary

“The first quarter marked a strong start to the year as we continued to perform against our strategic plan to ensure long–term sustainable growth and operational excellence,” commented Karen Colonias, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “We continue to believe we can achieve an 8% organic compound annual growth rate in consolidated net sales through 2020 from our 2016 net sales and are reiterating all of our 2020 Plan targets and assumptions associated with expense rationalization, and improved working capital management and overall balance sheet discipline, given current market conditions. Subsequent to the quarter-end, we announced an average 11.5% price increase on our wood connector products sold in the United States in an effort to offset rising raw materials costs and protect our gross profit margin, which we anticipate will go into effect in mid-June.”

Mrs. Colonias concluded, “We believe as we continue to progress towards our 2020 Plan objectives, we will substantially enhance our return on invested capital as well as continue returning capital to shareholders. During the first quarter, we repurchased $25 million worth of shares of our common stock, and over the past three years, we have returned over 80% of our cash flow from operations to our valued shareholders. While our 2020 Plan financial targets are aggressive, we are currently confident in our ability to execute against these stated goals and look forward to updating you on our progress in the coming quarters.”

Corporate Developments

•
During the first quarter of 2018, the Company received and repurchased 619,671 shares of the Company's common stock. The Company received 182,171 shares of its common stock as the final delivery of a $50.0 million accelerated share repurchase program initiated in December 2017. During the first quarter of 2018, the Company also repurchased in the open market 437,500 shares of its common stock at an average price of $57.14 per share, for a total of $25.0 million (see quarter highlights above). As a result, as of March 31, 2018, approximately $126.5 million remained available for share repurchase through December 31, 2018 under the Company's previously announced $275.0 million share repurchase authorization.

•
On April 24, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.22 per share, an increase of 5% from the 2018 first quarter dividend. The dividend will be payable on July 26, 2018 to the Company shareholders of record as of July 5, 2018.

•
On April 14, 2018, the Company announced an average 11.5% product price increase on its wood connector products sold in the United States, expected to become effective in mid–June, in an effort to offset rising raw materials costs.

•
On March 20, 2018, the Company announced a strategic partnership and software collaboration with Hyphen Solutions, a leading cloud-based construction management software company, to offer integrated information exchange between Hyphen's software and CG Visions' cloud-based take-off platform for project estimation and management allowing home builders to increase productivity along the supply chain. CG Visions is a Simpson Strong–Tie company and a leading provider of Building Information Modeling technology, services and consultation.

•
On March 29, 2018, the Company announced the purchase from LotSpec a suite of software application assets designed to optimize efficiency and productivity for production homebuilders' needs around construction document and option management solutions. When coupled with the 2017 acquisition of CG Visions, this strategic asset purchase is expected to continue to deepen the Company's partnership with top builders, architects and engineers by offering scalable software solutions.

Business Outlook

Subject to changing economic conditions, future events and circumstances:

•	The Company currently believes, due to uncertainty related to steel tariffs, the market price for steel will likely continue to increase during the second quarter of 2018.

•	The Company estimates that its 2018 full-year gross profit margin will be between approximately 45% to 46%.

•
The Company estimates that its 2018 full-year effective tax rate will be between approximately 26% to 27%, including both federal and state income tax rates. The ultimate impact of the Tax Cuts and Jobs Act signed into law in 2017 and the Company's 2018 effective tax rate may differ materially from the Company’s estimates due to changes in the interpretations and assumptions made by the Company as well as additional regulatory guidance that may be issued and actions the Company may take as a result of the Tax Cuts and Jobs Act, such as cash repatriation to the United States, if any. The Company will continue to assess the expected impacts of the new tax law and provide additional disclosures at appropriate times.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s first quarter 2018 financial results conference call on Monday, April 30, 2018, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through a link on the Company’s website at www.simpsonmfg.com. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, May 14, 2018, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13678510. The webcast will remain posted on the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, based on numerous assumptions and subject to risks and uncertainties (some of which are beyond our control), such as statements regarding the achievement and the effects of the Company’s 2020 Plan (including targets associated with organic compound annual growth rate in consolidated net sales, expense rationalization, improved working capital management and overall balance sheet discipline); the Company’s anticipated price increases; the Company's 2018 full-year gross profit margin and effective tax rate; the Company's potential cash repatriation to the United States; as well as future steel prices. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the forward-looking statements the Company furnishes will not materialize or will vary significantly from actual results. Although the Company believes that these forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct, and our actual results might differ materially from results suggested by any forward-looking statement in this document. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) the impact, execution and effectiveness of the Company’s current strategic plan, the 2020 Plan, and the Company’s efforts and costs to implement the plan, (ii) general business cycles and construction business conditions; (iii) customer acceptance of the Company's products; (iv) product liability claims, contractual liability, engineering and design liability and similar liabilities or claims, (v) relationships with key customers; (vi) materials and manufacturing costs; (vii) the financial condition of customers, competitors and suppliers; (viii) technological developments including software development; (ix) increased competition; (x) changes in industry practices or regulations; (xi) litigation risks and actions by activist shareholders, (xii) changes in capital and credit market conditions; (xiii) governmental and business conditions in countries where the Company's products are manufactured and sold; (xiv) changes in trade regulations; (xv) the effects of acquisition activities of the Company or the lack thereof; (xvi) changes in the Company's plans, strategies, objectives, assumptions, expectations or intentions; (xvii) natural disasters and other factors that are beyond the Company’s reasonable control; (xviii) changes in U.S. and international taxes, tariffs and duties including those imposed on the Company’s income, imports, exports and repatriation of funds; and (xix) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission including in the Company's most recent Annual Report on Form 10-K under the heading “Item 1A - Risk Factors.” Actual results might differ materially from results suggested by any forward-looking statements in this document. Except as required by law, the Company undertakes no obligation to publicly release any update or revision to these forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise. The information in this document speaks as of the date hereof and is subject to change. Any distribution of this document after the date hereof is not intended and should not be construed as updating or confirming such information. In light of the foregoing, investors are urged not to rely on our forward-looking statements in making an investment decision about our securities. The Company further does not accept any responsibility for any projections or reports published by analysts, investors or other third parties. The financial information set forth herein is presented on a preliminary unreviewed and unaudited basis; and the reviewed and unaudited data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2018, when filed.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
(Amounts in thousands, except per share data)	2018	2017
Net sales	$244,779	$219,867
Cost of sales	136,253	119,711
Gross profit	108,526	100,156
Research and development and engineering expense	11,150	11,819
Selling expense	27,573	29,637
General and administrative expense	38,191	36,121
Gain on disposal of assets	(1,184)	(51)
Income from operations	32,796	22,630
Loss in equity method investment, before tax	(24)	(28)
Interest expense, net	(90)	(189)
Gain on bargain purchase of a business	—	8,388
Income before taxes	32,682	30,801
Provision for income taxes	7,253	7,680
Net income	$25,429	$23,121
Earnings per common share:
Basic	$0.55	$0.49
Diluted	$0.54	$0.48
Weighted average shares outstanding:
Basic	46,615	47,616
Diluted	47,009	47,906
Cash dividend declared per common share	$0.21	$0.18
Other data:
Depreciation and amortization	$9,688	$8,363
Pre-tax equity-based compensation expense	$3,116	$7,976

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	March 31,		December 31,
(Amounts in thousands)	2018	2017	2017
Cash and cash equivalents	$137,413	$167,059	$168,514
Trade accounts receivable, net	167,146	148,506	135,958
Inventories	256,552	256,271	252,996
Other current assets	22,423	13,744	26,473
Total current assets	583,534	585,580	583,941
Property, plant and equipment, net	276,114	250,465	273,020
Goodwill	138,026	135,113	137,140
Other noncurrent assets	42,668	47,042	43,422
Total assets	$1,040,342	$1,018,200	$1,037,523
Trade accounts payable	$42,098	$38,219	$31,536
Capital lease obligation - current portion	1,064	521	1,055
Other current liabilities	100,066	84,821	103,900
Total current liabilities	143,228	123,561	136,491
Capital lease obligations - net of current portion	2,425	1,610	2,607
Deferred income tax and other long-term liabilities	15,627	6,076	13,647
Stockholders' equity	879,062	886,953	884,778
Total liabilities and stockholders' equity	$1,040,342	$1,018,200	$1,037,523

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended
	March 31,		%
(Amounts in thousands)	2018	2017	change*
Net Sales by Reporting Segment
North America	$206,212	$183,772	12%
Percentage of total net sales	84%	84%
Europe	36,293	34,381	6%
Percentage of total net sales	15%	16%
Asia/Pacific	2,274	1,714	33%
Administrative and all other	1%	—%
Total	$244,779	$219,867	11%
Net Sales by Product Group**
Wood Construction	$212,547	$190,877	11%
Percentage of total net sales	87%	87%
Concrete Construction	32,156	28,817	12%
Percentage of total net sales	13%	13%
Other	76	173	N/M
Total	$244,779	$219,867	11%
Gross Profit (Loss) by Reporting Segment
North America	$96,738	$88,990	9%
North America gross profit margin	47%	48%
Europe	11,568	11,056	5%
Europe gross profit margin	32%	32%
Asia/Pacific	187	129	45%
Administrative and all other	33	(19)	N/M
Total	$108,526	$100,156	8%
Income (Loss) from Operations
North America	$35,968	$26,767	34%
North America operating profit margin	17%	15%
Europe	(1,647)	(1,835)	10%
Europe operating profit margin	(5)%	(5)%
Asia/Pacific	151	(195)	177%
Administrative and all other	(1,676)	(2,107)	N/M
Total	$32,796	$22,630	45%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400